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EXHIBIT 23.1

MATTHEW J. HOOGENDOORN
CHARTERED ACCOUNTANT
                                   875 Merritt St.
                                   Coquitlam, B.C. V3J 7K9
                                   Phone (604) 936-9906


          CONSENT OF INDEPENDENT CHARTERED ACCOUNTANT


Dundee Mining Inc.
412 Memorial Drive N.E.
Calgary, Alberta
T2E 4Y7


I hereby consent to the use in the Prospectus constituting a part of this Registration Statement of my report dated November 14, 2000, relating to the financial statements of Dundee Mining Inc, at October 31, 2000 which is contained in that Prospectus. My report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

I also consent to the reference to myself under the caption
"Experts" in the Prospectus.


Coquitlam, British Columbia
January 11, 2001                   /s/ Matthew Hoogendoorn
                                   Matthew Hoogendoorn, CA